UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2017

RISE GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 – 1090 West Georgia Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6E 3V7

(Zip Code)

Registrant’s telephone number, including area code:  (604) 260-4577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ❑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 3.02

Unregistered Sales of Equity Securities

On April 20, 2017 in connection with the appointment of Alan R. Edwards and Thomas I. Vehrs to the board of directors, the Company granted 500,000 incentive stock options to Alan R. Edwards and 400,000 incentive stock options to Thomas I. Vehrs pursuant to its stock option plan.  Each option vests immediately and is exercisable into one share of the Company’s common stock at a price of CAD$0.28 per share until April 20, 2020.  The Company relied on Rule 903 of Regulation S for the issuance of the options and the offer of the underlying shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 20, 2017, Fred Tejada resigned as a director, the President and Secretary of the Company and Bradley Scharfe resigned as a director of the Company.  Neither resignations were due to any disagreement with the Company regarding its operations, policies, practices or otherwise.

On the same date, the Board of Directors of the Company appointed Alan R. Edwards and Thomas I. Vehrs as directors to fill the director vacancies and audit committee vacancies.  The Board also appointed Benjamin W. Mossman as President of the Company and Cale Thomas as Secretary of the Company to fill the office vacancies resulting from Mr. Tejada’s resignation.

As a result of the foregoing changes, the Company’s current directors and officers and audit committee members are as follows:

Directors:	Benjamin W. Mossman, Cale Thomas, John Anderson, Alan R. Edwards and Thomas I. Vehrs
Officers:	Benjamin W. Mossman (Chief Executive Officer and President) and Cale Thomas (Chief Financial Officer, Treasurer and Secretary)
Audit Committee:	John Anderson, Alan R. Edwards and Thomas I. Vehrs

Mr. Alan R. Edwards is an experienced executive and engineer with over 35 years of experience in the mining industry.  Mr. Edwards was the General Manager for three major mining operations in the United States and the Senior Vice President of Operations for Freeport Indonesia where he was responsible for the leadership of a workforce of over 6,000 employees.  Mr. Edwards served as the Vice President Operations for Kinross Gold Corporation and as the Chief Operating Officer for Apex Silver Mines where he directed the successful construction of the $675 million San Cristobal Mine in the difficult political climate of Bolivia.  Mr. Edwards has served on numerous boards of public companies including as Chairman of AuRico Gold Corporation during a period of extensive growth which culminated into a successful US$1.5 billion merger with Alamos Gold.  Mr. Edwards holds an MBA and a Mining Engineering degree from the University of Arizona.

Dr. Thomas I. Vehrs is a highly regarded and experienced exploration geologist with over 40 years of experience in the Americas.  During his career, Dr. Vehrs has conducted and managed numerous exploration programs resulting in the discovery and delineation of major copper, gold and silver deposits, including the Los Pelambres porphyry copper deposit in Chile, the Northumberland sediment-hosted gold deposit in central Nevada, the Rio Blanco porphyry copper deposit in northern Peru and orogenic gold deposits in Central Guatemala.  For the past ten years, Dr. Vehrs held the position of Vice President of Exploration for Fortuna Silver Mines and was responsible for the development and execution of exploration programs at the Caylloma Mine in Peru and the San Jose Mine in southern Mexico.  During this period, Fortuna Silver Mines was successful in expanding the resources, reserves and production rate at the San Jose Mine resulting in a market capitalization in excess of $1 billion.  Dr. Vehrs holds a Ph.D. in geology from Syracuse University and served as an officer in the U.S. Army Corps of Engineers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 24, 2017

RISE RESOURCES INC.

/s/ Cale Thomas
Cale Thomas
Chief Financial Officer